Exhibit (e)(4)

TPG Capital L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

August 10, 2009

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, Pennsylvania 17603

Attn: Jeffrey Nickel, Esq.

Ladies and Gentlemen:

This undertaking is being delivered pursuant to Section 4 of that certain non-disclosure letter agreement, dated July 30, 2009 (the “NDA”), by and between TPG Capital L.P. (“TPG”) and Armstrong World Industries, Inc. (the “Company”). Capitalized terms used herein but not defined shall have the meanings set forth in the NDA.

TPG hereby covenants and agrees that, during the period commencing on the date that TPG acquires, pursuant to a Permitted Transaction, Beneficial Ownership of any shares of Company common stock and ending two years later (all shares of Company common stock Beneficially Owned by TPG during such two year period, the “Subject Shares”), neither TPG nor any of its affiliates shall vote any of the Subject Shares in favor of the amendment or modification of any provision of (a) Article Sixth (A), (B), (F), (G) and (H) or Article Seventh of the Company’s Amended and Restated Articles of Incorporation or (b) Article IV or Article VI of the Stockholder and Registration Rights Agreement, dated as of October 2, 2006, by and between the Company and the Trust.

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Please indicate your receipt and acceptance of this undertaking, which may be executed in counterparts, by returning an executed copy hereof to the address listed above.

Very truly yours,

TPG Capital L.P.

By: Tarrant Capital, L.L.C., its general partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

ACCEPTED AND AGREED:

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Jeffrey D. Nickel
Name:	Jeffrey Nickel
Title:	Senior Vice President, General Counsel & Secretary

cc:	Thomas Roberts, Esq.
Victor Lewkow, Esq.
James Melville, Esq.
Edward Steiner, Esq.

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